ARTICLES AND
CERTIFICATE OF MERGER
FOR A FLORIDA LIMITED LIABILITY COMPANY
INTO A FLORIDA CORPOATION

The following Articles and Certificate of Merger is submitted to merge the following Florida Limited Liability Company into a Florida corporation in accordance with s.608.4382 and 607.1101 Florida Statutes.

FIRST: The exact name, form/entity type, and jurisdiction for each **merging** party are as follows:

Name	Jurisdiction	Form/Entity Type
Digital Blue Dog, LLC	Florida	LLC
Digital Blue Dog, Inc.	Florida	Corporation

SECOND: The exact name, form/entity type, and jurisdiction of the **surviving** party are as follows:

Digital Blue Dog, Inc.	Florida	Corporation

THIRD: The attached plan of merger was approved by each domestic corporation, limited liability company, partnership and/or limited partnership that is party to the merger in accordance with the applicable provisions of Chapters 607, 608, 617 and/or 620, Florida Statutes.

FOURTH: The attached plan of merger was approved by each other business entity that is a party to the merger in accordance with the applicable laws of the state, country or jurisdiction under

which such other business entity is formed, organized or incorporated.

FIFTH: If other than the date of filing, the effective date of the merger, which cannot be prior to nor more than 90 days after the date this document is filed by the Florida Department of State:

N/A

SIXTH: If the surviving party is not formed, organized or incorporated under the laws of Florida, the survivor's principal office address in its home state, country or jurisdiction is as follows:

N/A

SEVENTH: If the survivor is not formed, organized or incorporated under the laws of Florida, the survivor agrees to pay to any members with appraisal rights the amount, to which such members are entitled under ss.608.4351-608.43595, F.S.

EIGHTH: If the surviving party is an out-of-state entity not qualified to transact business in this state, the surviving entity:

a.) Lists the following street and mailing address of an office, which the Florida Department of State may use for the purposes of s.48.181, F.S., are as follows: N/A

b.) Appoints the Florida Secretary of State as its agent for service of process in a proceeding to enforce obligations of each limited liability company that merged into such entity, including any appraisal rights of its members under ss.608.4351-608.43595, Florida Statutes.

Dated: 9/3/12

Digital Blue Dog, LLC, a Florida limited liability company

By: ______________________
John R. Boyle, Manager

Digital Blue Dog, Inc., a Florida corporation

By: ______________________
John R. Boyle, President